LAW OFFICES OF
                           DERENTHAL & DANNHAUSER LLP
                           ONE POST STREET, SUITE 575
                         SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 981-4844
                           FACSIMILE: (415) 981-4840


                                September 3, 2003


WNC Housing Tax Credit Fund VI, L.P., Series 11
WNC Housing Tax Credit Fund VI, L.P., Series 12
17782 Skypark Circle
Irvine, California  92614


                   Re:   Federal Income Tax Consequences

Ladies and Gentlemen:

         You have requested our opinion with respect to certain Federal income tax matters in connection with the transactions contemplated by the prospectus forming part of the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof (the "Prospectus"), relating to the offering of securities of WNC Housing Tax Credit Fund VI, L.P., Series 11 and WNC Housing Tax Credit Fund VI, L.P., Series 12 (individually, a "Series," and collectively, the "Fund"). All terms used herein have the respective meanings set forth in the Partnership Agreements (as that term is defined below).

         We have acted as special tax counsel to the Fund with respect to the offering of Units. This letter is for delivery in connection with the offering made by the Prospectus and is intended to confirm as of the effective date of the Registration Statement certain opinions described in the "Federal Income Tax Considerations" and "The Low Income Housing Tax Credit" sections of the Prospectus. This letter and the opinions confirmed herein are for delivery to the Fund. We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Fund and to the reference to this firm in the Prospectus under the caption "Experts."

         In rendering the opinion stated below and confirming the opinions referred to in the Prospectus, we have examined and relied upon the following:

         (i) The Amended and Restated Agreement of Limited Partnership dated July 17, 2003 (the "Partnership Agreement") of each Series;

         (ii) The Prospectus and the Registration Statement; and

         (iii) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

         For purposes of rendering the opinion stated below and confirming the other opinions referred to in the Prospectus, we have assumed:

             (a) The truth and accuracy of the statements contained in the Prospectus;

             (b) That the Partnership Agreements have not been amended, restated, or otherwise revised;

             (c) That each Series has been and will be operated at all times during its existence in accordance with the provisions of its Partnership Agreement, the description of its organization and

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WNC Housing Tax Credit Fund VI, L.P., Series 11
WNC Housing Tax Credit Fund VI, L.P., Series 12
September 3, 2003
Page 2


                  operation contained in the Prospectus, and all applicable state statutes pertaining to limited partnerships;

             (d) In those cases in which we have not been involved directly in the preparation, execution or the filing of a document, that
                  (i) the document reviewed by us is an original document, or a true and accurate copy of the original document, and has not been subsequently amended, (ii) the signatures on each original document are genuine, and (iii) each party who executed the document had proper authority and capacity;

             (e) The factual representations, views and beliefs of the General Partner referred to in the "Federal Income Tax Considerations" and "The Low Income Housing Tax Credit" sections of the Prospectus, including, but not limited to, the representation that the Fund will not elect to be treated as a corporation for Federal tax purposes under the Treasury Regulations, are true, correct and accurate;

             (f) That neither a Series nor its Partners will elect to be excluded from the partnership provisions of the Code; and

             (g) That the Units are not and will not be (i) listed on an established securities market, nor (ii) readily tradable on a secondary market or the substantial equivalent thereof.

         Our opinion set forth in this letter and the opinions referred to in the Prospectus and confirmed below are based upon the California Revised Limited Partnership Act (Cal. Corp. Code Section 15611, et seq.), the Internal Revenue Code of 1986, as amended, existing and proposed regulations of the Treasury Department, reports and statements of Congressional committees and members, published administrative announcements and rulings of the Internal Revenue Service, and court decisions, all as of the date of this letter.

         For the reasons stated in the "Federal Income Tax Considerations" and "The Low Income Housing Tax Credit" sections of the Prospectus as discussed therein, we are of the view that it is not possible for us to reach a judgment as to the probable outcome (either favorable or unfavorable) of certain Federal income tax issues and accordingly we give no opinion with respect to said issues.

         Based on the foregoing, we hereby confirm that each of the statements in the Prospectus in which it is stated that tax counsel has advised the Fund of an opinion as to the probable outcome of an issue if the issue were fully litigated in court is our current opinion as to such issue subject to all of the qualifications, limitations and assumptions relating to such opinion.

         The opinions set forth or confirmed above represent our conclusions as to the application of Federal income tax law existing as of the date of this letter to the transactions contemplated in the Prospectus, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming which would modify or supersede our opinions. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinions. Further, all of the opinions set forth above represent our conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts could affect the opinions referred to herein. Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional responsibilities as tax counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

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WNC Housing Tax Credit Fund VI, L.P., Series 11
WNC Housing Tax Credit Fund VI, L.P., Series 12
September 3, 2003
Page 3



         We express no opinion as to any Federal income tax issue or other matter except those set forth or confirmed above.

                                         Very truly yours,


                                         /s/ DERENTHAL & DANNHAUSER
                                         DERENTHAL & DANNHAUSER